Exhibit 4.10

ACTING-IN-CONCERT AGREEMENT

This Acting-in-Concert Agreement is executed by the following parties:

Party A: SHEN, Nan Peng

Address:

Party B: JI, Qi

Address:

Party C: LAU, Chung

Address:

Party D: FAN, Min

Address:

Party E: LIANG, Ri Xin

Address:

Party F: SUN, Jian

Address:

Party G: WU, May

Address:

Whereas:

1. Parties A, B, C and D jointly hold 11,835,000 ordinary shares of Home Inns & Hotels Management Inc. (including its predecessors, hereinafter referred to as the “Company”) through Top Sterling International Limited (hereinafter referred to as “Top Sterling”), which represent 23.52% of the total shares that have been issued by the Company. Top Sterling was dissolved on May 23, 2006, and the shares that it held in the Company were distributed to Parties A, B, C and D, who agreed at the time of the dissolution of Top Sterling to continue to act in concert.

2. Parties B, E, F and G executed their share purchase options on July 4, 2006, and the Company also issued new shares to Parties A, B, C, D, E, F and G on July 4, 2006, and currently Parties A, B, C, D, E, F and G (hereinafter referred to as the “Parties”) jointly hold 17,769,037 ordinary shares of the Company, which represent 32.49% of the total shares that have been issued by the Company. The Parties’ shareholding amount and proportion in the Company can be seen in the attached Table 1.

In order to maximize the profits for the Parties, and to maintain the control of the Parties over a certain proportion of the voting rights and shareholdings of the Company, the Parties agree unanimously to the following arrangements:

1. During the effective period of this agreement, the Parties shall be deemed as actors in concert, and shall act in concert in relation to all matters that require the decisions of the shareholders of the Company, including but not limited to voting unanimously to approve, reject, or to abstain from voting in relation to motions that need to be resolved at Shareholders Meetings, and to jointly sign all necessary documents.

2. Before the Parties act in concert, they shall vote on the matters that require action in concert, and joint action shall be taken based on the results of the voting. Each of the Parties agree and confirm that, if the Parties are unable to reach a unanimous opinion in relation to the matters that require action in concert, a decision that is made by a total of more than 50% of voting rights of the Parties shall be deemed as a decision that is unanimously passed by the Parties and shall be binding on all the Parties. Each of the Parties shall act in concert with other Parties based on the contents of the aforesaid decision.

3. The Parties may, prior to the convening of a Company Shareholder Meeting, appoint one of the Parties as a proxy, and issue an authorization letter to such a proxy to authorize the proxy to exercise voting rights on behalf of the Parties at the Company Shareholder Meeting based on the contents of the unanimous decision that has been reached.

4. This agreement shall come into force from the date that the Parties sign the agreement, and the agreement shall remain effective for a period of 364 calendar days.

5. During the effective period of this agreement, if any of the Parties transfers its shares of the Company, as a prerequisite it shall ensure that the transferee is bound by the provisions of this agreement, and the transferee upon receiving the transfer of the shares shall be deemed as having agreed to the provisions of this agreement and having agreed to be bound by the provisions of this agreement.

6. This agreement shall be governed by the legal jurisdiction of New York, USA and shall be interpreted in accordance with the laws of New York.

7. This agreement is executed by the Parties on the July 6, 2006.

Party A: SHEN Nan Peng	Party B: JI Qi

/s/	/s/

Party C: LAU Chung	Party D: FAN Min

/s/	/s/

Party E: LIANG Ri Xin	Party F: SUN Jian

/s/	/s/

Party G: WU May

/s/

Table 1

List of the Parties who agree to act in concert

	Name of Shareholder	Number of Shares Held	Shareholding Proportion (%)
Party A	SHEN Nan Peng	5,355,389	9.79%
Party B	JI Qi	4,411,294	8.06%
Party C	LAU Chung	4,033,342	7.37%
Party D	FAN Min	2,042,142	3.73%
Party E	LIANG Ri Xin	790,543	1.45%
Party F	SUN Jian	691,526	1.26%
Party G	WU May	444,771	0.81%
Total		17,769,037	32.49%